ARCO [LOGO]   515 South Flower Street                   N E W S
              Los Angeles, CA   90071-2201
              Telephone (213) 486 3384
              Facsimile (213) 485 0169

FOR IMMEDIATE RELEASE                              January 15, 1999

ARCO EXPECTS 1998 FOURTH QUARTER
SPECIAL CHARGES OF $890 MILLION

LOS ANGELES - ARCO (NYSE: ARC) announced today that after-tax special charges in the 1998 fourth quarter are expected to total $890 million. The net charge includes asset writedowns, restructuring costs, and a tax refund.

The asset writedowns are a result of investment impairments totalling $790 million after tax and primarily related to expectations of lower crude prices. The properties involved include some assets acquired as part of the Union Texas Petroleum (UTP) purchase and other assets in the UK North Sea, Middle East and North Africa. Essentially all of the oil and gas properties impacted are overseas.

The charges include restructuring costs of $180 million after tax for the global cost reduction program ARCO announced in October 1998. The program is designed to reduce before-tax costs by more than $500 million by 2000. ARCO said 1,200 employees, up from the original estimate of 900, will be terminated as part of the program. In addition to the cost reduction program, ARCO announced in December that its capital spending plans for 1999 call for reduced spending worldwide. The company said it expects to spend $2.7 billion worldwide in 1999, down 25% from the 1998 spending level.

Also included in the 1998 fourth quarter special items will be a net benefit of $80 million, which includes a federal income tax refund in excess of $100 million.

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For further information:  News Media:  Linda G. Dozier (213)486-3384;
Investors: Eden Warner (213)486-1511 or David De Sonier (213)486-1811. E-mail: arconews@arco.com

[Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Actual results could differ materially based on numerous factors including the ability to achieve projected cost reductions consistent with operating requirements, industry and general economic conditions and other risks detailed from time to time in the company's reports to the Security Exchange Commission, including the 1997 report on Form 10-K.]

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ARCO 515 South Flower Street, Los Angeles, CA 90071-2256 (213) 486-3511